Exhibit 10.18

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), effective March 2, 2010 (the “Effective Date”), is made between KL Energy Corp., a Nevada corporation (the “Company"), having its principal place of business at 306 East Saint Joseph Street Suite 200 Rapid City, South Dakota  57701, and Steve Corcoran ("Consultant"), of 2919 Falls Drive, Rapid City SD 57702.

In consideration of the Company retaining Consultant to provide consulting services for the Company, the parties agree as follows:

1.      General Understanding
Consultant hereby agrees to provide the services (the “Services”) as requested from time to time by the Board of Directors of the Company (the “Board”).  The Board shall authorize the specific projects and the related tasks to be performed by Consultant under this Agreement. Consultant will perform the Services at (a) the Consultant’s principal place of business. The Consultant will provide office space, furniture, computer equipment, supplies, and other equipment necessary to perform the Services as directed.  Consultant will perform the Services under the general direction of the Board.

2.      Term
This Agreement shall commence on the Effective Date and shall remain in effect until terminated unless earlier terminated pursuant to this Section 2 (the “Term”).  The Company may terminate this Agreement at any time after the fourth month by providing written notice to Consultant and specifying the effective date of termination in such notice (which date must be on or after the date such notice is provided to Consultant), and the Consultant may terminate this Agreement at any time upon ten (10) days written notice to the Company.  If the Company terminates Services hereunder for any reason other than Consultant’s material breach of this Agreement, the Company shall pay Consultant all amounts due and unpaid for Services performed on or prior to termination.

3.      Compensation
a) Compensation for the first four months of this Agreement shall be $12,251.58 per month, for a total of $49,006.33. Beginning in month five, Consultant will be compensated for the Services performed under this Agreement at the rate of $3,000 per month plus dental coverage at the current plan.  The rate stated includes all taxes. Consultant shall be reimbursed for reasonable business expenses directly related to the Services under this Agreement.If the Consultant provides Services at the Company’s request and approval in any particular month in excess of 30 hours, the Consultant will be paid $100 per hour for each approved hour in excess of the 30 hours in that month. b) Within 30 days of the Execution date the Company will grant to the Consultant a fully vested option to acquire 83,333 share of the Company's common stock at a exercise price of $1.10 per share for an exercise period of 3 years.

4.      Lock-Up Shares
On the execution of this Agreement by the parties hereto, Employer agrees to release or cause the release of the 594,046 shares of Employer’s common stock held by Employee that are subject to that certain lock-up agreement dated September 30, 2008 from the contractual restrictions and covenants set forth in the Lock-Up.

5.      Indemnity of Employee
Employer agrees to indemnify Employee to the same extent that Employer is indemnifying its directors and officers as provided in Employer’s Articles of Incorporation and Bylaws in connection with any action or proceeding in which Employee was named a party by reason of the fact that Employee was serving as the Chief Executive Officer of Employer for his acts or omissions during the period when Employee was serving as the Chief Executive Officer of Employer until March 2, 2010, provided that Employee acted in good faith and in a manner Employee reasonably believed to be in the best interests of Employer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Employee’s conduct was unlawful.

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6.           Confidential Information, Work Product and Assignment of Inventions.
Confidential Information.  Consultant shall continue to be bound by the terms of the Employee Proprietary Information Inventions Agreement (attached as Exhibit A) and the Noncompetition Agreement (attached as Exhibt B) (collectively, the "IP Agreements") signed by Employee as part of Employee’s Employment Agreement effective February 15, 2010, for the term of this Agreeement, with all references to "Employment Agreement," "Employee or Executive" or "Employment" in the IP Agreements referring to this Agreement, the Consultant and the engagement under this Agreement, respectively. Consultant shall use the Confidential Information of the Company only during the term of this Agreement, and as expressly permitted herein, and shall disclose such Confidential Information only to employees, agents and representatives of the Company as is reasonably required in connection with the exercise of the rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees, agents and representatives).

Consultant shall maintain the Confidential Information of the Company in strict confidence during the term of this Agreement and after its termination, and shall exercise no less than reasonable care with respect to the handling and protection of such Confidential Information.  Consultant shall use the Confidential Information of the Company only during the term of this Agreement and as expressly permitted herein, and shall disclose such Confidential Information only to employees, agents and representatives of the Company as is reasonably required in connection with the exercise of the rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees, agents and representatives).  “Confidential Information” means all communication or data information disclosed by the Company, including, but not limited to any information relating to the Company’s business affairs, including trade secrets, research and development data, know-how, market studies and forecasts, marketing materials and plans, competitive analyses, pricing policies, employee lists, employment and consulting agreements, personnel policies, the substance of agreements with customers, suppliers, vendors and others, marketing arrangements, customer lists, commercial arrangements, financial and accounting information, trade secrets, inventions, samples, formulae, source and object code, concepts, ideas, know-how, processes, techniques, process additives, other works of authorship, technology, features, improvements, discoveries, developments, designs, and enhancements, business information, business plans, technical or financial information, research and development plans, budgets, financial information, customer lists or proposals, sketches, models, samples, computer programs and documentation, drawings, specifications, data, databases, price lists, costs, supplier information, Third Party Information (as described below), and information marked or labeled as “confidential” or “proprietary”  disclosed by the Company, whether conveyed in oral, written, graphic, or electronic form or otherwise. “Third Party Information” is confidential or proprietary information received from a third party and that is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes

Confidential Information excludes information that:

(a)	is in or enters the public domain, through no fault of Consultant; or
(b)	has been disclosed by the disclosing party to a third party without restriction; or
(c)	is known to the general public through publication or otherwise; or
(d)	is already known to the receiving party at the time of its disclosure; or
(e)	is independently developed by Consultant without use of or reference to the Company’s Confidential Information.

Notwithstanding the foregoing, all information that relates to the Work Product or Inventions (each as defined below) or that is developed in connection with the Work Product or Inventions under this Agreement, regardless of whether such is identified as being confidential or proprietary or falls under or on the exceptions set forth above, shall be deemed to be the Confidential Information of the Company and shall be subject to the restrictions set forth in this Section 4.

Consultant acknowledges the confidential and proprietary nature of the Company’s Confidential Information and agrees, except as expressly authorized or permitted under this Agreement, (i) to hold the Company’s Confidential Information in confidence and to take all reasonable precautions to protect such

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Confidential Information (including, without limitation, all precautions the Consultant employs with respect to its own confidential materials), (ii) not to divulge any such Confidential Information to any third person, and (iii) not to make any use whatsoever of such Confidential Information.

b.           Work Product.  The product of all work performed on behalf of the Company by Consultant pursuant to this Agreement in connection with the Services (including work performed prior to the Effective Date, whether or not pursuant to a written agreement), including, without limitation, any Services relating to the Company’s business affairs, human resources, finance and accounting, legal matters, technology and other departments, and including all related proprietary technology, trade secrets, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment and consulting agreements, personnel policies, the substance of agreements with customers, suppliers, vendors and others, marketing arrangements, customer lists, commercial arrangements, financial and accounting information, and any other work product and information relating to the Company, whether or not publicly available (the “Work Product”) shall be owned by the Company.

Consultant acknowledges that the copyright to all original works of authorship which are or have been made by him, her or it (solely or jointly with others) within the scope of Consultant’s Services (including any services performed by the Consultant for the Company prior to the date of this Agreement), and which are classifiable as “works made for hire,” as defined by the United States Copyright Act (17 U.S.C., Section 101), shall be owned by the Company, and alternatively, Consultant hereby irrevocably assigns all right, title and interest that Consultant may have in and to the Work Product to the Company.

Consultant warrants that, to the best of Consultant’s knowledge, the Work Product will not violate any proprietary rights (including patent rights, copyright rights, trade secret rights, trademark rights, and all other intellectual property rights of any sort throughout the world, collectively, “Proprietary Rights”) of any third party.  The Company warrants that materials provided by the Company for a Project will not violate any proprietary rights of any third party.

At termination of this Agreement, Consultant shall deliver to the Company both the completed and any uncompleted portions of the Work Product, without exception.  The Company, as owner of all Work Product, may change, alter, and revise the Work Product as necessary.

c.           Assignment of Inventions.  Consultant hereby assigns and agrees to assign in the future (when any such Inventions, as defined below, or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of Consultant’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), trade secrets, Confidential Information, software programs, discoveries, conceptions, preparations and developments, whether or not eligible for or covered by patent, copyright or trade secret protection, and whether or not such constitute works made for hire or would otherwise belong to the Company by operation of law (all collectively hereinafter referred to as “Inventions”) that become known to, or are made, conceived, reduced to practice or learned by Consultant, either alone or jointly with others, during the period of Consultant’s services for the Company or any predecessor company, including any Inventions developed prior to the date of this Agreement.  Inventions assigned to the Company are hereinafter referred to as “Company Inventions”.

d.           Enforcement of Proprietary Rights.  Consultant agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Consultant agrees to execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  Consultant’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Consultant’s employment, but the Company shall compensate Consultant at a reasonable rate after termination of this Agreement for the time actually spent by Consultant at the Company’s request on such assistance.

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In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in Consultant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.  Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, modified, distributed or otherwise exploited without using or violating any technology or Proprietary Right owned by Consultant and not assigned hereunder (“Restricted Rights”), then Consultant hereby grants and agrees to grant to the Company and its affiliates, successors and assignees a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, sublicenseable right and license to exploit and exercise all such Restricted Rights in support of Company’s exercise or exploitation of the Services, Inventions or other work performed hereunder (including any modifications, improvements and derivatives).  Consultant agrees not to use or disclose any Restricted Rights for which it is not fully authorized to grant the foregoing license.

7.      Warranties by Consultant
Consultant represents and warrants to the Company that Consultant has the experience and ability to perform the Services required by this Agreement; that Consultant will perform said Services in a professional, competent and timely manner; that Consultant has the power to enter into and perform this Agreement; and that Consultant’s performance of this Agreement shall not infringe upon or violate the rights of any third party or violate any applicable federal, state or local laws.

Since Consultant began performing services for the Company, Consultant has not and, in the future, will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom he has an obligation of confidentiality, and Consultant has not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Consultant has an obligation of confidentiality unless consented to in writing by that former employer or person.  Consultant will use in the performance of his duties only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company

8.      Independent Consultant
Consultant acknowledges that the Services rendered under this Agreement shall be solely as an independent consultant.  Consultant shall not enter into any contract or commitment on behalf of the Company.  Consultant further acknowledges that Consultant is not considered an affiliate or subsidiary of the Company, and is not entitled to any of the Company employment rights or benefits.  Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties.  Each party shall remain responsible, and shall indemnify and hold harmless the other party, for the withholding and payment of all federal, state and local personal income, wage, earnings, occupation, social security, unemployment, sickness and disability insurance taxes, payroll levies or employee benefit requirements (under ERISA, state law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective people.

9.      Default
Either party may be declared in default of this Agreement if (a) the other party breaches any material provision hereof and fails within 10 days after receipt of notice of default to correct such default or to commence corrective action reasonably acceptable to the non-breaching party and proceed with due diligence to completion; or (b) the other party (i) becomes insolvent, (ii) makes an assignment for the benefit of its creditors, (iii) a receiver is appointed or a petition in bankruptcy is filed with respect to the party and is not dismissed within 30 days, or (iv) ceases its business operations.

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10.           Disputes, Governing Law
The parties agree that in the event of any disputes between them, the parties shall first try, for a period of 30 days from the initial Notice of the dispute is given by one party to the other, to informally resolve the dispute.  Any disputes that cannot be resolved informally within such 30 day period may be submitted by either party to a single neutral arbitrator.  The proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrators shall include a written explanation of their decision.  The arbitration shall be held in South Dakota at a location determined by the Company.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

11.           Notices
Notices sent to either party shall be effective when delivered in writing (“Notice”) in person or transmitted by fax (with confirmation of receipt), one day after being sent by overnight courier, or three days after being sent by first class mail postage prepaid to the addresses set forth below, or at such other address as the parties may provide from time to time:

Consultant	The Company
Steve Corcoran	KL Energy Corp.
2919 Falls Drive	306 East Saint Joseph Street, Suite 200
Rapid City SD, 57702	Rapid City, South Dakota 57701
Attn: Thomas Schueller
Email : corcoransm@msn.com	Email:TSchueller@KLEnergyCorp.com

An email of this Agreement (as well as a photocopy thereof) shall be treated as "original" documents admissible into evidence unless a document's authenticity is genuinely placed in question.

12.           Miscellaneous
This Agreement and its exhibits constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement supersedes all other communications, whether written or oral.  This Agreement may be modified or amended only by mutual, written agreement.  Except as specifically permitted herein, neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by Consultant without the Company’s prior written consent and any attempt to the contrary shall be void.  Any provision hereof found by a tribunal of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and all other provisions shall remain in full force and effect.  Sections 3, 4, 5, 6, 7, 8, 9 and 10 shall survive termination of this Agreement.  Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions.  Headings are for reference purposes only and have no substantive effect.

This Agreement contains the entire understanding of the parties and may not be amended without the specific written consent of both parties.

11.  Consultation with Counsel.

Consultant acknowledges that, before executing this Agreement, he has been advised and given the opportunity to consult with counsel of his own choosing, and was fully advised of his rights under law.  Consultant further acknowledges that he has reviewed this Agreement in its entirety, understands it, and voluntarily executes this Agreement.

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IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement as of the day and year first above written.

Steve Corcoran	Company: KL Energy Corp.

Signature: /s/ Steve Corcoran	By: /s/ Thomas Schueller

Name/Title: Steve Corcoran	Its: Thomas Schueller/Chairman

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EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment with KL Energy Corporation (hereinafter, along with its parent, subsidiaries and affiliates, referred to as the “Company”), and the compensation paid to me now and during my employment with the Company I, STEVE CORCORAN, agree to the terms of this Agreement as follows:

1.           Confidential Information Protections.

1.1           Nondisclosure; Recognition of Company’s Rights.  At all times during and after my employment, I will hold in confidence and will not disclose, use or publish any of the Company’s Confidential Information (defined below), except as may be required in connection with my work for the Company, or as expressly authorized by the Board of Directors of the Company (the “Board”). I hereby assign to the Company any rights I may have or acquire in any and all Company Confidential Information and recognize that all Company Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2           Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to the Company’s business or its actual or demonstrably anticipated business or development, including without limitation (a) information regarding products, services, marketing and business plans, market studies and forecasts, competitive analyses, budgets, financial statements, contracts, prices, and profit margins; (b) the names, addresses, phone numbers, preferences, buying and/or selling histories and other information concerning suppliers, vendors, customers and prospective customers of the Company; (c) proprietary technology, trade secrets, patented processes, research and development data, know-how, databases and data collections, diagrams or designs, models, formulae, inventions (whether or not patentable), patent applications, registered and unregistered marks and all goodwill associated with such marks, methods, processes, procedures, software and software code (in any form, including source code and executable code), techniques, user interfaces, domain names, URLs, web sites, registered and unregistered copyrights, works of authorship and other forms of technology or technical information, and other information (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, prototypes, samples, studies and summaries) and any reissues, extensions or renewals thereof; (d) employee lists, employment agreements, personnel policies, and information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; (e) the existence of any business discussions, negotiations, or agreements between Company and any third party; and (f) any of the above materials, data or information as it relates; to the Company’s parent, subsidiaries, and affiliated entities provided, however, Confidential Information shall not include any information that is generally known in the industry or otherwise becomes available in the public domain, in each case other than pursuant to a breach of this Agreement.

1.3           Third Party Information.  I understand that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes.  During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company), nor will I use Third Party Information except in connection with my work for the Company or unless expressly authorized by an officer of the Company in writing.

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1.4           No Improper Use of Information of Prior Employers and Others.  I represent that my employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employmen by the Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.  During my employment by the Company, I will not improperly make use of, or disclose, any confidential information or trade secrets of any former employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.  I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

2.           Inventions.

2.1           Inventions and Intellectual Property Rights.  As used in this Agreement, the term “Invention” means any proprietary or trade-secret ideas, concepts, Confidential Information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above as such relate to the business of the Company.  The term “Intellectual Property Rights”  means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (A) through (E) above.

2.2           Ownership of Company Inventions. I irrevocably assign to the Company all right, title and interest in any work product that I create or to which I contribute pursuant to this Agreement related to the business of the Company (the “Work Product”), including all Intellectual Property Rights contained therein.

2.3           Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will, at the Company’s sole expense, reasonably assist the Company in every proper way, to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries, including securing my signature on any document needed in connection with such purposes.

3.           Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.           Return Of Company Property. Upon termination of my employment or upon the Company’s request at any other time, I will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation.  Upon termination of my employment, I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to allow an independent computer forensics consultant access to my system as reasonably requested by the Company to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company premises and owned by the Company is subject to inspection by Company personnel at any time with or without notice.  Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with the Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

5.           Notification Of New Employer.  If I leave the employ of the Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

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6.           General Provisions.

6.1           Governing Law and Venue.  This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of South Dakota, without giving effect to any conflicts of laws principles that require the application of the law of a different state.  I expressly consent to personal jurisdiction and venue in the state of South Dakota for any lawsuit or arbitration filed against me by the Company arising from or related to this Agreement and I consent to the application of the provisions of Sections 8 and 9 of the Employment Agreement with respect to the resolution of any dispute raised by the parties hereto.

6.2           Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable.  If the final judgment of a court of competent jurisdiction or arbitral panel declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court or arbitral making such determination shall have the power to  limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court or arbitral panel does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.3           Survival.  This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

6.4           Employment.  I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

6.5           Notices.  Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt, or refusal by party of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

6.6           Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of the Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance) in accordance with the provisions of Sections 8 and 9 of my Employment Agreement with the Company.

 6.7           Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

6.8           Entire Agreement.  If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by the Company or retained as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters; provided, however, to the extent that any of the obligations set forth in this Proprietary Information Agreement conflict with those set forth in the Employment Agreement, the terms and conditions of this Proprietary Information Agreement shall control.. If no other agreement governs nondisclosure and assignment of inventions during any period in

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which I was previously employed or am in the future employed by the Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the Board.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

STEVE CORCORAN:
I have read, understand, and accept this agreement and have been given the opportunity to Review it with independent legal counsel.

/s/ Steve M Corcoran.
(Signature)

Print Name: Steve Corcoran

Date: 24FEB10

Address: 306 St. Joseph St
          Suite 200
          Rapid City, SD 57701

KL ENERGY CORPORATION: Accepted and agreed: /s/ Thomas Schueller (Signature) By: Thomas Schueller Title: Chairman Date: February 24, 2010 Address: 306 St. Joseph St Suite 200 Rapid City, SD 57701

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EXHIBIT B

NONCOMPETITION AGREEMENT

This Noncompetition Agreement (the “Agreement”) is being executed and delivered as of June 9, 2009 (the “Effective Date”) by STEVE CORCORAN (“Executive”) in favor of, and for the benefit of KL ENERGY CORPORATION, a Nevada corporation (hereinafter, along with its parent, subsidiaries and Affiliates, referred to as the “Company”) and the other “Indemnitees” (as hereinafter defined).  Certain capitalized terms used in this Noncompetition Agreement are defined in Section 21.

Recitals

Whereas, the Company and Executive are executing an Employment Agreement (the “Employment Agreement”) contemporaneously with the execution and delivery of this Agreement, pursuant to which Executive will provide key executive-level employment services to the Company; and

Whereas, as a result of Executive’s employment by the Company, he will be intimately familiar with the Company’s plans, trade secrets, proprietary information, business activities and operations;

Now, Therefore, in order to induce the Company to enter into the Employment Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees to the terms set forth.

Agreement

1.	Restriction on Competition.

1.1           Executive agrees that, during the Noncompetition Period, he shall not, and shall not permit any of his Affiliates to:  (a) engage directly or indirectly in Competition in any Restricted Territory; (b) directly or indirectly be or become an officer, director, shareholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, investor, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person or entity that engages directly or indirectly in Competition in any Restricted Territory; provided, however, that Executive may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if the following three conditions are satisfied: (i) the securities held are actively traded on an established national securities market in the United States, (ii) the number of shares of such entity’s equity securities collectively owned beneficially (directly or indirectly) by Executive and his Affiliates collectively represent less than one-half of one percent (.5%) of the total number of equity securities of such entity outstanding, and (iii) neither Executive nor his Affiliates are otherwise associated directly or indirectly with such entity or with any Affiliate of such entity.

2.           No Hiring or Solicitation.  Executive agrees that, during the Noncompetition Period, he shall not, and shall not permit any of his Affiliates to: (a) hire a Specified Worker; or (b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on their own behalf or on behalf of any other Person) any Specified Worker to terminate his/her/its employment or consulting relationship with the Company.  For

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purposes of this Section 2, a “Specified Worker” shall mean any individual who is an employee or contractor of the Company or has been an employee or contractor of the Company within the preceding six (6) month period.

3.           Restriction on Interference with Business.  Executive agrees that, during Executive’s employment with the Company and after the termination of that employment for any reason, he will not: (a) discourage, dissuade, induce or attempt to induce any supplier or customer of the Company not to enter into a business relationship with the Company or any supplier or customer of the Company to terminate any of its material relationships with the Company; or (b) make any public statements or public comments of a defamatory or disparaging nature regarding the Company or any of its officers, directors, personnel, products, services, or Affiliates, in any manner likely to be harmful to it or their business, business reputation or personal reputation.  Nothing in this Section shall prevent Executive from responding accurately and fully to any request for information when a response is required by legal process.

4.           Confidentiality.  Executive agrees that he shall hold all Confidential Information in strict confidence and shall fully comply with all terms and conditions of that certain Employee Proprietary Information And Inventions Agreement between the Company and Executive of even date herewith..

5.           Representations and Warranties.  Executive represents and warrants, to and for the benefit of the Indemnitees, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of: (i) any agreement or obligation by which Executive or any of his Affiliates is or may be bound; or (ii) any law, rule or regulation.  The representations and warranties provided by Executive shall survive the expiration of the Noncompetition Period for an unlimited period of time.

6.           Specific Performance.  Executive agrees that, in the event of any breach or threatened breach by him of any covenant or obligation contained in this Noncompetition Agreement, the Company and each of the other Indemnitees shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain relief pursuant to the provisions of Sections 8 and 9 of the Employment Agreement.  Executive further agrees that no Indemnitee shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6, and Executive hereby irrevocably waives any right he may have to require any Indemnitee to obtain, furnish or post any such bond or similarly instrument.

7.           Indemnification.  Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, Executive agrees to indemnify and hold harmless each Indemnitee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Noncompetition Period) by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time

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(whether during or after the Noncompetition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, any inaccuracy in or breach of any representation or warranty made by them in this Noncompetition Agreement, or any failure on his part to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Noncompetition Agreement.

8.           Non-Exclusivity.  The rights and remedies of the Company and the other Indemnitees under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of the Company and the other Indemnitees under this Noncompetition Agreement, and the obligations and liabilities of Executive under this Noncompetition Agreement, are in addition to his rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.  Nothing in this Noncompetition Agreement shall limit any of Executive’s obligations, or the rights or remedies of the Company or any of the other Indemnitees, under the Employment Agreement; and nothing in the Employment Agreement shall limit any of Executive’s obligations, or any of the rights or remedies of the Company or any of the other Indemnitees, under this Noncompetition Agreement.  No breach on the part of the Company or any other party of any covenant or obligation contained in the Employment Agreement or any other agreement shall limit or otherwise affect any right or remedy of the Company or any of the other Indemnitees under this Noncompetition Agreement.

9.           Severability.  Any term or provision of this Noncompetition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or any arbitral panel declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court or arbitral panel making such determination shall have the power to  limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified.  In the event such court or arbitral panel does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.           Specific Acknowledgements.  Executive specifically acknowledges and agrees that: (a) the promises and restrictive covenants Executive is providing in this Agreement are reasonable and necessary to the protection of the Company’s business and to the Company’s legitimate interests in the protection and preservation of the goodwill and other assets of the Company; and that, if Executive were to violate the terms of this Agreement, such conduct would materially and adversely affect the value of the Company and cause the Company to suffer substantial irreparable harm.

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11.           Governing Law; Venue.

11.1           This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of South Dakota (without giving effect to principles of conflicts of laws).

11.2           The provisions of Sections 8 and 9 of the Employment Agreement shall apply to this Noncompetition Agreement.

11.3           EXECUTIVE IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

12.           Waiver.  No failure on the part of the Company or any other Indemnitee to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of the Company, or any other Indemnitee in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Noncompetition Agreement, or any power, right, privilege or remedy of such Indemnitee under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

13.           Successors and Assigns.  The Company and/or the other Indemnitees may freely assign any or all of its rights under this Noncompetition Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of Executive or of any other Person.  This Noncompetition Agreement shall be binding upon Executive and each of his heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of the Company and the other Indemnitees.

14.           Further Assurances.  Executive shall (at his sole expense) execute and/or cause to be delivered to each Indemnitee such instruments and other documents, and shall (at the their sole expense) take such other actions, as such Indemnitee may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Noncompetition Agreement.

15.           Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against Executive, the prevailing party shall be entitled to recover

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reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

16.           Captions.  The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

17.           Construction.  Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement.  Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement.  As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.

18.           Survival of Obligations.  Except as specifically provided herein, the obligations of Executive under this Noncompetition Agreement (including his obligations under Sections 7 and 14) shall survive the expiration of the Noncompetition Period.  The expiration of the Noncompetition Period shall not operate to relieve Executive of any obligation or liability arising from any prior breach of any provision of this Noncompetition Agreement.

19.           Obligations Absolute.  Executive’s obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Company any other Indemnitee or any other Person) of any provision of the Employment Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Company, Executive, any other Indemnitee or any other Person.

20.           Amendment.  This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Executive and the Company (or any successor to the Company).

21.           Defined Terms.  For purposes of this Noncompetition Agreement:

21.1           “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

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21.2           “Competing Business” means (a) the design, development, sale, distribution, marketing or promotion of process technologies designed to facilitate the conversion of cellulose derived from biomass into Cellulosic Based Ethanol (CBE) and those CBE derived products or services offered by the Company as of the date of this Agreement, and any other CBE derived product or service designed, developed, distributed, promoted, marketed, or sold or any CBE derived product or service under development by the Company, at any time during Executive’s employment with the Company, and (b) if employed by or acting as an officer, director or manager of an Affiliate of the Company, the CBE derived products or services designed, developed, distributed, promoted, marketed, or sold or any CBE derived product or service under development by such Affiliate(s), at any time during Executive’s employment with such Affiliate.

21.3           A Person shall be deemed to be engaged in “Competition” if such Person, or any of such Person’s subsidiaries or Affiliates is engaged in a Competing Business.

21.4           “Confidential Information” means any and all Confidential Information as defined in that Employee Proprietary Information And Inventions Agreement executed by Executive in connection with his employment with the Company.

21.5           “Indemnitees” shall include: (i) the Company; (ii) each Person who is or becomes an Affiliate of the Company; and (iii) the successors and assigns of each of the Persons referred to in clauses “(i)” and “(ii)” of this sentence.

21.6           “Noncompetition Period” shall mean the period commencing on the Effective Date and ending on the date which is twelve (12) months from the date Executive’s employment with the Company, or any subsidiary or Affiliate thereof or their respective successors or assigns is terminated for any reason; provided however, that in the event of any breach on the part of the Executive of any provision of this Noncompetition Agreement, in addition to all other rights and remedies available to the Indemnitees in law, equity or by agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

21.7           “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

21.8           “Restricted Territory” means each country within North America, as well as any other country in which the Company conducts, has conducted, or demonstrably intends to conduct Business, during the period of Executive’s Employment Agreement and as of the Termination Date

22.           Counterparts/Facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Facsimile or PDF signatures shall be deemed as enforceable as originals.

[signature page follows]

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In Witness Whereof, Executive duly executes and delivers this Noncompetition Agreement as of the date first above written.

Steve Corcoran

/s/ Steve M Corcoran

Address:	306 E St. Joseph St Suite 200 Rapid City, SD 57701

Telephone No.:	(605) 718-0372
Facsimile:	(605) 718-1372

kl energy corporation

By:	/s/ Thomas Schueller
Thomas Schueller

Its:	Chairman

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